SCHEDULE 14C INFORMATION


                              INFORMATION STATEMENT
        PURSUANT TO SECTION 14(C) OF THE SECURITIES EXCHANGE ACT OF 1934

                ------------------------------------------------------


                           Check the appropriate box:
                           [ ] Preliminary Information Statement
                [ ] Confidential, for Use of the Commission Only
                       (as permitted by Rule 14c-5(d)(2))
                      [X] Definitive Information Statement


                          THOROUGHBRED INTERESTS, INC.
                          ---------------------------
                (Name of registrant as Specified in its Charter)

               PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1) Title of each class of securities to which transaction applies:. . . . . ..
(2) Aggregate number of securities to which transaction applies:. . . . . . . .
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): . . . . . . . . . . . . . . . .
(4) Proposed maximum aggregate value of transaction: . . . .
(5) Total fee paid: . . . . . . . . . . . . . . . . . . . . . .
[ ] Fee paid previously by written preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid: . . . . . . . . . . . . . . . . . .
(2) Form, Schedule or Registration Statement No.:. . . . . .
(3) Filing Party:. . . . . . . . . . . . . . . . . . . . . . . .
(4) Date Filed:. . . . . . . . . . . . . . . . . . . . . . . . .

                          THOROUGHBRED INTERESTS, INC.
                          ONE RIVER POINTE PLAZA, #706
                          JEFFERSONVILLE, INDIANA 47130

                      -----------------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JANUARY 7, 2004

                      ------------------------------------

Dear Shareholders:

A special meeting of shareholders of THOROUGHBRED INTERESTS, INC, a Nevada corporation (the "Company"), will be held on January 7, 2004 at 10:00 a.m. local time, at One River Pointe Plaza, #706, Jeffersonville, Indiana 47130 for the following purposes:

1. To consider and vote upon a proposal to amend the Company's Articles of
Incorporation:


     a. To effect a one-for-ten reverse stock split of the Company's common stock (the "Common Stock") by reducing the number of issued and outstanding shares of Common Stock from 82,909,828 to approximately 8,290,982 (the "Reverse Split"); and

     b. To authorize one billion shares of capital stock of the Company, of which 980 million shares will relate to Common Stock and 20 million shares will relate to preferred stock, subject to further designation by the Board of Directors of the Company; and

2. To approve the Company's sale of common stock at prices below net asset value per share.

3. To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on December 10, 2003 will be entitled to receive this Information Statement and notice of the special meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

                                        /S/James Tilton
                                        -----------------------
                                        James Tilton
                                        Chief Executive Officer


Jeffersonville, Indiana
December 10, 2003

                          THOROUGHBRED INTERESTS, INC.
                          ONE RIVER POINTE PLAZA, #706
                          JEFFERSONVILLE, INDIANA 47130
                              INFORMATION STATEMENT
                     FOR THE SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JANUARY 7, 2004
                                  INTRODUCTION

This Information Statement is being furnished to the shareholders of Thoroughbred Interests, Inc., a Nevada corporation (the "Company"), to inform them of a special meeting of shareholders. This meeting (referred to herein as the "Special Meeting") will be held on January 7, 2004 at 10:00 a.m. local time, at One River Pointe Plaza, #706, Jeffersonville, Indiana 47130. Only shareholders of record at the close of business on December 15, 2003 (the "Record Date") will be entitled to receive this Information Statement and to vote at the Special Meeting. This Information Statement and the Notice of Special Meeting are first being mailed to the Company's shareholders on or about December 20, 2003.

At the Special Meeting, holders of common stock (the "Common Stock") of the Company will be asked:

1. To consider and vote upon a proposal to amend the Company's Articles of
Incorporation:


a. To effect a one-for-ten reverse stock split of the Company's common stock (the "Common Stock") by reducing the number of issued and outstanding shares of Common Stock from 82,909,828 to approximately 8,290,982 (the "Reverse Split"); and

b. To authorize one billion shares of capital stock of the Company, of which 980 million shares will relate to Common Stock and 20 million shares will relate to preferred stock, subject to further designation by the Board of Directors of the Company; and

2. To approve the Company's sale of common stock at prices below net asset value per share.


James Tilton controls the voting equivalent of 100,000,000 shares of common stock, which represents a majority (55%) of the Company's issued and outstanding shares of Common Stock and intends to vote to approve the proposal described in this Information Statement. Accordingly, no proxies will be solicited and no action is required on your behalf. The cost of printing and distributing this Information Statement and holding the Special Meeting (including the reimbursement of certain parties for their expenses in forwarding this Information Statement to beneficial owners of the Common Stock) will be paid by the Company.


The Company's principal executive offices are located at One River Pointe Plaza, #706, Jeffersonville, Indiana 47130.

                      -----------------------------------

THIS DOCUMENT IS REQUIRED UNDER THE FEDERAL SECURITIES LAWS AND IS PROVIDED SOLELY FOR YOUR INFORMATION. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                      -----------------------------------

                       INFORMATION REGARDING THE PROPOSAL
GENERAL

The proposal to amend the Company's Articles of Incorporation is described below. A copy of the Articles of Incorporation, as amended to reflect the changes contemplated by the proposal, is attached to this Information Statement as Exhibit A.

AMENDMENT OF ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Purpose: The Company's Board of Directors has unanimously adopted a resolution seeking shareholder approval to amend the Articles of Incorporation to effect a one-for-ten reverse stock split (the "Reverse Split") of the Company's Common Stock. The Board of Directors believes that the Reverse Split is in the Company's best interests in that it may increase the trading price of the Common Stock. An increase in the price of the Common Stock should, in turn, generate greater investor interest in the Common Stock, thereby enhancing the marketability of the Common Stock to the financial community. In addition, the resulting reduction in the number of issued and outstanding shares of Common Stock, together with the proposed increase in the number of authorized shares of Common Stock, as discussed below, will provide the Company with additional authorized but unissued shares which could be utilized for future acquisitions or mergers or to otherwise carry out the Company's business objectives.

Effect: The immediate effect of the Reverse Split will be to reduce the number of issued and outstanding shares of Common Stock from 82,909,828 to approximately 8,290,982. Although the Reverse Split may also increase the market price of the Common Stock, the actual effect of the Reverse Split on the market price cannot be predicted. The market price of the Common Stock may not rise in proportion to the reduction in the number of shares outstanding as a result of the Reverse Split. Further, there is no assurance that the Reverse Split will lead to a sustained increase in the market price of the Common Stock. The market price of the Common Stock may also change as a result of other unrelated factors, including the Company's operating performance and other factors related to its business as well as general market conditions. The Reverse Split will affect all of the holders of the Company's Common Stock uniformly and will not affect any shareholder's percentage ownership interest in the Company or proportionate voting power, except for insignificant changes that will result from the rounding of fractional shares either up or down (see discussion below).


Procedure for Effecting Reverse Split: The Reverse Split of the Company's Common Stock will become effective upon the filing by the Company of its amended

Articles of Incorporation with the Nevada Secretary of State (the "Effective Date"). The Reverse Split will take place on the Effective Date without any action on the part of the holders of the Common Stock and without regard to current certificates representing shares of Common Stock being physically surrendered for certificates representing the number of shares of Common Stock each shareholder is entitled to receive as a result of the Reverse Split. New certificates of Common Stock will not be issued. The Company estimates that the Effective Date will be on or about January 7, 2004.

Fractional Shares: No fractional shares will be issued in connection with the Reverse Split. Shareholders who would otherwise be entitled to receive fractional shares because they hold a number of shares of Common Stock that is not evenly divisible by 200 will have the number of new shares to which they are entitled rounded up to the nearest whole number of shares. No shareholders will receive cash in lieu of fractional shares.

Federal Income Tax Consequences of Reverse Split: The following summary of certain material federal income tax consequences of the Reverse Split does not purport to be a complete discussion of all of the possible federal income tax consequences and is included for general information only. Further, it does not address any state, local, foreign or other income tax consequences, nor does it address the tax consequences to shareholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the United States federal income tax laws as of the date of this Information Statement. Such laws are subject to change retroactively as well as prospectively. This summary also assumes that the shares of the Company's Common Stock are held as "capital assets," as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a shareholder may vary depending on the facts and circumstances of such shareholder. EACH SHAREHOLDER IS URGED TO CONSULT WITH SUCH SHAREHOLDER'S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE SPLIT.

No gain or loss should be recognized by a shareholder upon the shareholder's exchange of shares pursuant to the Reverse Split. The aggregate tax basis of the shares received in the Reverse Split will be the same as the shareholder's aggregate tax basis in the shares exchanged. The shareholder's holding period for the shares received in the Reverse Split will include the period during which the shareholder held the shares surrendered as a result of the Reverse Split. The Company's views regarding the tax consequences of the Reverse Split are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or the courts would accept the positions expressed above. The state and local tax consequences of the Reverse Split may vary significantly as to each shareholder, depending on the state in which such shareholder resides.

No Dissenters' Rights: Pursuant to the Nevada Revised Statutes ("NRS"), the holders of the Company's Common Stock are not entitled to dissenters' rights in connection with the Reverse Split. Furthermore, the Company does not intend to independently provide those shareholders with any such rights.

AMENDMENT OF ARTICLES OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES

Purpose: The Company's Board of Directors has unanimously adopted a resolution seeking shareholder approval to amend the Articles of Incorporation to increase the number of authorized shares of capital stock to one billion, 980 million of which will relate to Common Stock and 20 million of which will relate to preferred stock. The Board of Directors believes that this increase in the number of authorized shares is in the best interest of the Company in that it will provide the Company with available shares which could be issued for various corporate purposes, including acquisitions, stock dividends, stock splits, stock options, convertible debt and equity financings, as the Board of Directors determines in its discretion. The Board further believes that the increase in the number of authorized shares of Common Stock will enable the Company to promptly take advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with holding a special meeting of shareholders. The Company presently has no specific plans, arrangements or understandings, either written or oral, to issue any of the additional authorized shares of Common Stock or preferred stock.

Effect: The issuance by the Company of any additional shares of Common Stock would dilute both the equity interests and the earnings per share of existing holders of the Common Stock. Such dilution may be substantial, depending upon the amount of shares issued. The newly authorized shares of Common Stock will have voting and other rights identical to those of the currently authorized shares of Common Stock. The newly authorized preferred stock will have voting and other rights as determined by the Board of Directors.

No Dissenters' Rights: Pursuant to the NRS, the holders of the Company's Common Stock are not entitled to dissenters' rights in connection with the increase in the number of authorized shares. Furthermore, the Company does not intend to independently provide those shareholders with any such rights.

APPROVE THE COMPANY'S SALE OF COMMON STOCK AT PRICES BELOW NET ASSET VALUE PER SHARE

Purpose: The Company's Board of Directors has unanimously adopted a resolution seeking shareholder approval to sell stock at prices below net asset value. The Board of Directors believes that this is in the Company's best interest as it may be necessary, at some point in the future, to sell stock in order to raise capital for acquisitions or to finance operations. Shareholder approval is being sought to sell stock even in the event the stock prices falls below the net asset value per share.

Effect: There is no immediate effect of this action. The Company's liabilities currently exceed its assets, resulting in a negative net asset value per share. As it is impossible to sell stock at a negative value, the Company is not in a position to take the action contemplated herein. In the event the Company should obtain a positive net asset value in the future, and the stock price of the Company is less than or equal to the net asset value, the Board of Directors would be authorized to sell stock at a price below net asset value per share. If such action were taken, the result would be immediate dilution to existing shareholders and a further erosion on the net asset value per share.


No Dissenters' Rights: Pursuant to the NRS, the holders of the Company's Common Stock are not entitled to dissenters' rights in connection with this amendment. Furthermore, the Company does not intend to independently provide those shareholders with any such rights.

                  INTERESTS OF CERTAIN PERSONS IN THE PROPOSAL

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposal to amend the Articles of Incorporation and take all other proposed actions which is not shared by all other holders of the Company's Common Stock. See "Security Ownership of Certain Beneficial Owners and Management."

                          DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of the following:

COMMON STOCK

As of the Record Date, there were 100,000,000 million shares of common stock authorized with a stated par value of $0.001 per share, of which 82,909,828 shares were issued and outstanding, with 17,090,180 shares were authorized but unissued. Immediately following the approval of the increase in the number of authorized shares of Common Stock and the Reverse Split, as described previously, there will be one billion shares of Common Stock authorized, of which approximately 8,290,982 will be issued and outstanding and approximately 991,720,118 will be authorized but unissued. The holders of the Common Stock vote as a single class and are entitled to one vote per share on all matters to be voted on by the shareholders and have the right of cumulative voting in connection with the election of directors. The holders of Common Stock are entitled to receive pro rata dividends, when and as declared by the Board of Directors in its discretion, out of funds legally available therefore, but only if all dividends on the preferred stock have been paid in accordance with the terms of such preferred stock and there exists no deficiency in the sinking fund for the preferred stock.

Dividends on the Common Stock are declared by the Board of Directors. The payment of dividends on the Common Stock in the future, if any, will be subordinate to the preferred stock, must comply with the provisions of the NRS and will be determined by the Board of Directors. In addition, the payment of such dividends will depend on the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant. See "Description of Capital Stock - Common Stock."

PREFERRED STOCK

As of the Record Date, the Company's Articles of Incorporation authorize the issuance of up to ten million shares of Preferred Stock. The Board of Directors has the authority to issue the preferred stock and designate the voting rights, preferences and other features of the preferred stock. As of the Record Date, the Company has 100,000 shares authorized, issued and outstanding of Class B Preferred Stock ("Class B"). The Class B stock is not convertible, and has no dividend preferences, but does have 1,000 votes per share.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth, as of December 8, 2003, the beneficial ownership of the Company's Common Stock (i) by any person or group known by the Company to beneficially own more than 5% of the outstanding Common Stock, (ii) by each Director and executive officer and (iii) by all Directors and executive officers as a group. Unless otherwise indicated, the holders of the shares shown in the table have sole voting and investment power with respect to such shares. The address of all individuals for whom an address is not otherwise indicated is 127 South 6th Street, Louisville, KY 40202.





                           Number of Shares                     Percentage
Name and Address           Beneficially Owned        Class      of Class(1)
------------------------   ----------------------   -------    -------------
James D Tilton, Jr.              100,000             Pref.B(2)     100%
                              18,000,000(3)          Common         22%


     (1) Figures based on an estimated 82,909,828 shares of common stock outstanding as of December 8, 2003.

     (2)  Class B Preferred stock is entitled to 1,000 votes per share.

     (3) Includes 3,000,000 options to purchase 3,000,000 shares of the Company's Common Stock pursuant to the Company's Millennium Stock option Plan. All of the options are vested.

                              AVAILABLE INFORMATION

The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at (800) SEC-0330 for further information. Copies of such materials may also be accessed electronically by means of the Commission's home page on the Internet at "http://www.sec.gov."

                     INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

               - The Company's Annual Report on Form 10-K for the year ended 12/31/2002.

               - The Company's Quarterly Report on Form 10-Q for the three months ended September 30, 2003.

               -    The Company's Current Report on Form S-8 filed on 11/12/03.



Any document incorporated herein by reference can be obtained by contacting the Commission as described above under "Available Information" or by contacting the Company by mail at One River Point Plaza #706, Jeffersonville, Indiana 47130, by telephone at (502)584-4434 or by facsimile at (502)584-4850. The Company will provide the documents incorporated by reference without charge upon such written or oral request.

                                 OTHER BUSINESS

The management of the Company knows of no matter other than those set forth herein that is to be brought before the Special Meeting.

The foregoing Notice and Information Statement are sent by order of the Board of Directors.


                            /S/James Tilton
                            ---------------
                            James Tilton
                            Chief Executive Officer
December 10, 2003

                                 CERTIFICATE OF
                          ARTICLES OF AMENDMENT TO THE
                          ARTICLES OF INCORPORATION OF
                          THOROUGHBRED INTERESTS, INC.

         Pursuant to NRS 78.207 of the Nevada Revised Statutes, the undersigned person, desiring to amend the Articles of Incorporation of THOROUGHBRED INTERESTS, INC., under the laws of the State of Nevada, does hereby sign, verify, and deliver to the Office of the Secretary of State of Nevada, this Amendment to the Articles of Incorporation for the above-named company (hereinafter referred to as the "Corporation"):

         The amendment contained herein was approved by a majority vote of shareholders of the Corporation on December 8, 2003.

         FIRST: The Articles of Incorporation of the Corporation were first filed and approved by the Office of the Secretary of State of Nevada on March 25, 1999. This Amendment to the Articles will become effective upon the filing of the Certificate with the Nevada Secretary of State.

         SECOND:  That ARTICLE III shall be amended as follows:

         "The aggregate number of shares which the corporation shall have authority to issue is one billion (1,000,000,000) shares, divided into:

         20,000,000 Preferred Shares, having a par value of one tenth of a cent ($0.001) per share

                                      and

         980,000,000 Common Shares, having a par value of one tenth of a cent ($0.001) per share."

         All other aspects of Article III shall remain unchanged excepting as to the total authorized number of Common and Preferred Shares as referenced in
ARTICLE III (A) and (B).

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Articles of Incorporation to be signed by James D. Tilton, Jr., its Chief Executive Officer, this 10th day of December, 2003.


                                            By: /s/ James D. Tilton, Jr.
                                                -----------------------------
                                                Name:  James D. Tilton, Jr.
                                                Title: Chief Executive Officer